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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                         LIQUIDMETAL TECHNOLOGIES, INC.

                                    ARTICLE I

                  The name of the corporation is Liquidmetal Technologies, Inc. (the "Corporation").

                                   ARTICLE II

                  The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of the Corporation's registered agent at such address is CT Corporation System.

                                   ARTICLE III

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same may be amended or supplemented from time to time (the "DGCL").

                                   ARTICLE IV

                  The Corporation shall have authority to issue One Hundred Ten Million (110,000,000) shares of capital stock, consisting of One Hundred Million (100,000,000) shares of Common Stock, $0.001 par value per share, and Ten Million (10,000,000) shares of Preferred Stock, $0.001 par value per share. The Preferred Stock authorized by the Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them.

                                    ARTICLE V

                  The name and mailing address of the incorporator is:
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                                 Steven Vazquez
                                 Foley & Lardner
                       100 North Tampa Street, Suite 2700
                                 Tampa, FL 33602

                                   ARTICLE VI

                  To the fullest extent permitted by the DGCL, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

                  The Corporation shall indemnify to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), as the same may be amended and supplemented from time to time, any and all persons whom it shall have power to indemnify under the DGCL. The indemnification provided for herein shall not be exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law under any Bylaw, agreement, vote of stockholders or disinterested directors of the Corporation, or otherwise, both as to action in such indemnified person's official capacity and as to action in another capacity while serving as a director, officer, employee, or agent of the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee, or agent of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such person.

                  Any repeal or modification of this Article VI or amendment to the DGCL shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer, or agent occurring prior to, such repeal, modification, or amendment.

                                   ARTICLE VII

                  The Board of Directors shall have the power to adopt, amend, or repeal Bylaws of the Corporation, subject to the right of the stockholders of the Corporation to adopt, amend, or repeal any Bylaw. In addition, the Bylaws may be amended by the affirmative vote of holders of majority of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

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                                  ARTICLE VIII

                  The number of directors of the Corporation shall be determined by resolution of the Board of Directors. Elections of directors need not be by written ballot, unless the Bylaws of the Corporation shall so provide.

                  Advance notice of stockholder nominations for the election of directors and of any other business to be brought before any meeting of the stockholders shall be given in the manner provided in the Bylaws of the Corporation. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, or until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the DGCL.

                  Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been duly elected and qualified.

                                   ARTICLE IX

                  The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                  IN WITNESS WHEREOF, the undersigned incorporator has executed this Certificate of Incorporation on May 15, 2003.

                                                /s/ Steven Vazquez
                                                --------------------------------
                                                Steven Vazquez, Incorporator

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